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Contact:	Tim Wesley at (412) 825-1543

Wabtec Signs Definitive Agreement To Acquire Assets Of Rutgers Rail, A Leading European Rail Equipment Supplier

WILMERDING, Pa., Sept. 27, 2004 — Wabtec Corporation (NYSE: WAB) today announced that it has signed a definitive agreement to acquire the assets of Rutgers Rail S.p.A. from Rutgers AG. Based in Italy, Rutgers Rail is a leading manufacturer of brake shoes, disc pads and interior trim components in Europe. The transaction is expected to close in the fourth quarter, subject to customary conditions.

Wabtec expects Rutgers Rail to generate revenues of about $45 million in 2005, and it expects the acquisition to be accretive immediately. With Rutgers Rail and Wabtec’s existing Cobra Europe subsidiary, Wabtec will be a leading manufacturer of rail friction materials in Europe.

“Rutgers Rail expands Wabtec’s base in Europe,” said William E. Kassling, chairman and chief executive officer of Wabtec. “It also represents the type of acquisition we will continue to pursue: a business with strong market share in products that we know, a substantial portion of aftermarket sales to provide long-term stability, the opportunity for cross-selling and operational synergies, geographic expansion to offset the impact of the North American freight rail cycle, and accretive to earnings in the first year.”

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world. Wabtec’s mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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